Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HIBBETT, INC.

FIRST:  The name of the corporation is Hibbett, Inc.

SECOND:  The address of the corporation’s registered office in the State of Delaware is 108 Lakeland Avenue, City of Dover, County of Kent, Delaware 19901.  The name of the corporation’s registered agent at such address is Capitol Services, Inc.

THIRD:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:  The total number of shares of stock which the corporation is authorized to issue is 1,000 shares of common stock, having a par value of $0.01 per share.

FIFTH:  The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

SIXTH:  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation.

SEVENTH:

(1) A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

(2) Neither the amendment nor repeal of this ARTICLE SEVENTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Corporation (as may be amended or restated further from time to time), nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate or reduce the effect of this ARTICLE SEVENTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

EIGHTH:  The corporation reserves the right to amend, repeal and/or eliminate any provision contained in this Amended and Restated Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware.  All rights herein conferred are granted subject to this reservation.